UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   WETZEL, J.R.
   32 OAKBROOK
   COTO DE CAZA, CA  92679
   USA
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JUNE 30, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |6/15/0|M   | |20,000 SHARES     |A  |$22.563    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |6/15/0|M   | |5,000 SHARES      |A  |$19.50     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |6/15/0|M   | |2,000 SHARES      |A  |$20.125    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |6/15/0|M   | |11,667 SHARES     |A  |$20.75     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee ISO (Right to|$22.563 |6/15/|M   | |20,000     |D  |(1)  |5/10/|Common Stock|20,000 |       |            |D  |            |
 Buy)                 |        |00   |    | |           |   |     |11   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee ISO (Right to|$19.50  |6/15/|M   | |5,000      |D  |(1)  |12/1/|Common Stock|5,000  |       |            |D  |            |
 Buy)                 |        |00   |    | |           |   |     |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee ISO (Right to|$20.125 |6/15/|M   | |2,000      |D  |(1)  |2/24/|Common Stock|2,000  |       |            |D  |            |
 Buy)                 |        |00   |    | |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee ISO (Right to|$20.75  |6/15/|M   | |11,667     |D  |(1)  |9/7/0|Common Stock|11,667 |       |            |D  |            |
 Buy)                 |        |00   |    | |           |   |     |9    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in five equal installments beginning on 5/11/99, 12/2/99, 2/25/00 and 9/8/00, respectively.
SIGNATURE OF REPORTING PERSON
/s/ J.R. Wetzel
DATE
JUNE 30, 2000